Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Shep Dunlap (Investors)
	+1-847-943-5678	+1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Reports Q3 Results

•	Diluted EPS was $0.35, down 92% due to prior year’s $7 billion gain related to the coffee business transactions; Adjusted EPS[1] was $0.52, up 42% on a constant-currency basis
•	Operating income margin was 11.0%, down 103 percentage points; Adjusted Operating Income[1] margin expanded 220 basis points to 15.8%
•	Net revenues decreased 6.6%; Organic Net Revenue[1] grew 1.1%
•	Returned more than $700 million in capital to shareholders during the quarter through share repurchases and cash dividends

DEERFIELD, Ill. – Oct. 26, 2016 – Mondelēz International, Inc. (NASDAQ: MDLZ) today reported its third quarter 2016 results.

“Our third quarter results underscore our continued commitment to improve operational efficiency, expand margins and profitably grow volume while also investing in strategic growth initiatives for the longer term,” said Irene Rosenfeld, Chairman and CEO. “In the face of challenging market conditions, we’re building a stronger, more streamlined company that is well positioned to deliver sustainable, profitable growth and attractive cash generation.”

Net Revenue

$ in millions	Reported Net Revenues		Organic Net Revenue Growth
	Q3 2016	% Chg vs PY	Q3 2016	Vol/Mix		Pricing
Quarter 3
Latin America	$868	(29.6)%	2.9%	(7.1	)pp	10.0	pp
Asia Pacific	1,128	2.5	1.5	2.0		(0.5)
Eastern Europe, Middle East & Africa	543	(7.3)	(1.2)	(6.7)		5.5
Europe	2,104	(3.2)	1.0	3.3		(2.3)
North America	1,753	(0.2)	0.9	2.6		(1.7)

Mondelēz International	$6,396	(6.6)%	1.1%	0.5	pp	0.6	pp

September Year-to-Date	Sept YTD		Sept YTD
Latin America	$2,528	(32.2)%	5.1%	(5.8	)pp	10.9	pp
Asia Pacific	3,278	—	2.2	1.6		0.6
Eastern Europe, Middle East & Africa	1,738	(19.2)	0.1	(5.7)		5.8
Europe	6,461	(18.9)	0.4	1.7		(1.3)
North America	5,148	(0.1)	1.4	1.8		(0.4)

Mondelēz International	$19,153	(14.0)%	1.6%	(0.1	)pp	1.7	pp

Operating Income and Diluted EPS

$ in millions	Reported			Adjusted
	Q3 2016	vs PY (Rpt Fx)		Q3 2016	vs PY (Rpt Fx)		vs PY (Cst Fx)
Quarter 3
Gross Profit	$2,488	(6.8)%		$2,551	(1.5)%		1.3%
Gross Profit Margin	38.9%	(0.1	)pp	39.9%	0.3	pp

Operating Income	$702	(91.0)%		$1,011	13.5%		16.9%
Operating Income Margin	11.0%	(102.9	)pp	15.8%	2.2	pp

Net Earnings[2]	$548	(92.5)%		$822	32.2%		36.3%

Diluted EPS	$0.35	(92.2)%		$0.52	36.8%		42.1%

September Year-to-Date	Sept YTD			Sept YTD
Gross Profit	$7,539	(13.1)%		$7,680	(0.7)%		3.8%
Gross Profit Margin	39.4%	0.4	pp	40.1%	1.1	pp

Operating Income	$2,062	(78.2)%		$2,982	16.2%		21.4%
Operating Income Margin	10.8%	(31.6	)pp	15.6%	2.6	pp

Net Earnings	$1,566	(80.4)%		$2,321	17.5%		22.5%

Diluted EPS	$0.99	(79.6)%		$1.47	22.5%		27.5%

Third Quarter Commentary

•	Net revenue decreased 6.6 percent, driven by currency headwinds and deconsolidation of the company’s Venezuelan operations. Organic Net Revenue increased 1.1 percent, driven by continued improvement in overall volume/mix trends and pricing to recover currency-driven input costs in inflationary markets.

•	Gross profit margin was 38.9 percent, a decrease of 10 basis points, driven primarily by higher Restructuring Program costs partially offset by the deconsolidation of the company’s Venezuelan operations. Adjusted Gross Profit[1] margin was 39.9 percent, an increase of 30 basis points. Strong net productivity and improved volume/mix was mostly offset by higher trade investments in a few key markets.

•	Operating income margin was 11.0 percent, down 103 percentage points. Adjusted Operating Income margin expanded 220 basis points to 15.8 percent. These results reflect continued reductions in overhead costs, driven by the ongoing benefits from zero-based budgeting and increased shared services activities.

•	Diluted EPS was $0.35, down $4.11 or 92 percent, driven by last year’s gain from the coffee business transactions.

•	Adjusted EPS was $0.52 and grew 42 percent on a constant-currency basis, driven primarily by operating gains, strong results from coffee equity income investments and lower taxes.

•	Capital return: The company repurchased approximately $475 million of its common stock in the quarter and paid approximately $264 million in cash dividends. The company has returned approximately $2.6 billion to shareholders year-to-date.

Outlook

Mondelēz International provides guidance on a non-GAAP basis, as the company cannot predict some elements that are included in reported GAAP results, including the impact of foreign exchange. Refer to the 2016 Outlook section in the discussion of non-GAAP financial measures below for more details.

For the full year, the company now expects Organic Net Revenue growth of approximately 1.6 percent, in line with year-to-date growth. The company continues to expect Adjusted Operating Income margin of 15 to 16 percent. Given the year-to-date performance, the company has increased its full-year Adjusted EPS outlook and now expects growth of approximately 25 percent on a constant-currency basis. In addition, the company expects Free Cash Flow excluding items1 of at least $1.4 billion for full-year 2016.

Based on foreign exchange rates as of Oct. 21, 2016, there would be a negative translation impact on full year net revenue growth of approximately 4 percentage points3 and on full year Adjusted EPS of approximately $0.093 (from approximately $0.08).

Conference Call

Mondelēz International will host a conference call for investors with accompanying slides to review its results at 10 a.m. ET today. A listen-only webcast will be provided at www.mondelezinternational.com. An archive of the webcast will be available on the company’s web site. The company will be live tweeting the event at www.twitter.com/MDLZ.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) is a global snacking powerhouse, with 2015 net revenues of approximately $30 billion. Creating delicious moments of joy in 165 countries, Mondelēz International is a world leader in biscuits, chocolate, gum, candy and powdered beverages, with billion-dollar brands such as Oreo, LU and Nabisco biscuits; Cadbury, Cadbury Dairy Milk and Milka chocolate; and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow the company on Twitter at www.twitter.com/MDLZ.

End Notes

1.	Organic Net Revenue, Adjusted Operating Income (and Adjusted Operating Income margin), Adjusted EPS, Adjusted Gross Profit (and Adjusted Gross Profit margin), Free Cash Flow excluding items and presentation of amounts in constant currency are non-GAAP financial measures. Please see discussion of non-GAAP financial measures at the end of this press release for more information.
2.	Net earnings attributable to Mondelēz International.
3.	Currency estimate is based on published rates from Oanda on October 21, 2016.

Additional Definitions

Power Brands include some of the company’s largest global and regional brands, such as Oreo, Chips Ahoy!, Ritz, TUC/Club Social and belVita biscuits; Cadbury Dairy Milk, Milka and Lacta chocolate; Trident gum; Hall’s candy; and Tang powdered beverages.

Emerging markets consist of the Latin America and Eastern Europe, Middle East and Africa regions in their entirety; the Asia Pacific region, excluding Australia, New Zealand and Japan; and the following countries from the Europe region: Poland, Czech Republic, Slovak Republic, Hungary, Bulgaria, Romania, the Baltics and the East Adriatic countries.

Developed markets include the entire North America region, the Europe region excluding the countries included in the emerging markets definition, and Australia, New Zealand and Japan from the Asia Pacific region.

Forward-Looking Statements

This presentation contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect,” “may,” “would,” “believe,” “estimate,” “commitment,” “positioned,” “deliver,” “guidance,” “outlook” and similar expressions are intended to identify the company’s forward-looking statements, including, but not limited to, statements about: the company’s future performance, including its future revenue growth, earnings per share, margins and cash flow; currency and the effect of foreign exchange translation on the company’s results of operations; the economic, regulatory and business environment and the company’s operations in Venezuela; operational efficiency; completion of the sale of several manufacturing facilities in France and sale or license of several local confectionery brands; the costs of, timing of expenditures under and completion of the company’s restructuring program; pension liabilities related to the coffee business transactions; and the company’s outlook, including 2016 Organic Net Revenue growth, Adjusted Operating Income margin, Adjusted EPS and Free Cash Flow excluding items. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the company’s control, which could cause the company’s actual results to differ materially from those indicated in the company’s forward-looking statements. Such factors include, but are not limited to, risks from operating globally including in emerging markets; changes in currency exchange rates, controls and restrictions; continued volatility of commodity and other input costs; weakness in economic conditions; weakness in consumer spending; pricing actions; unanticipated disruptions to the company’s business; competition; the restructuring program and the company’s other transformation initiatives not yielding the anticipated benefits; changes in the assumptions on which the restructuring program is based; and tax law changes. Please also see the company’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, including the company’s most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate comparison of the company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company’s performance. The company also believes that presenting these measures allows investors to view its performance using the same measures that the company uses in evaluating its financial and business performance and trends.

The company considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of its ongoing financial and business performance or trends. The adjustments generally fall within the following categories: acquisition & divestiture activities, gains and losses on intangible asset sales and non-cash impairments, major program restructuring activities, constant currency and related adjustments, major program financing and hedging activities and other major items affecting comparability of operating results. See below for a description of adjustments to the company’s U.S. GAAP financial measures included herein.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, the company’s non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

Because GAAP financial measures on a forward-looking basis are not accessible and reconciling information is not available without unreasonable effort, the company has not provided that information with regard to the non-GAAP financial measures in the company’s outlook. Refer to the 2016 Outlook section below for more details.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The company’s non-GAAP financial measures and corresponding metrics reflect how the company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change over time:

•	“Organic Net Revenue” is defined as net revenues excluding the impacts of acquisitions, divestitures (1); the historical global coffee business (2); the historical Venezuelan operations; accounting calendar changes; and currency rate fluctuations. The company believes that Organic Net Revenue reflects the underlying growth from the ongoing activities of its business and provides improved comparability of results. The company also evaluates Organic Net Revenue growth from emerging markets and its Power Brands.

•	“Adjusted Gross Profit” is defined as gross profit excluding the 2012-2014 Restructuring Program; the 2014-2018 Restructuring Program (3); acquisition integration costs; incremental costs associated with the Jacobs Douwe Egberts (“JDE”) coffee business transactions; the operating results of divestitures (1); the historical coffee business operating results (2); the historical Venezuelan operating results; and mark-to-market impacts from commodity and forecasted currency transaction derivative contracts (4). The company also presents “Adjusted Gross Profit margin,” which is subject to the same adjustments as Adjusted Gross Profit. The company believes that Adjusted Gross Profit and Adjusted Gross Profit margin provide improved comparability of underlying operating results. The company also evaluates growth in the company’s Adjusted Gross Profit on a constant currency basis.

•	“Adjusted Operating Income” and “Adjusted Segment Operating Income” are defined as operating income (or segment operating income) excluding the impacts of Spin-Off Costs (5); the 2012-2014 Restructuring Program; the 2014-2018 Restructuring Program (3); the Venezuela remeasurement and deconsolidation losses and historical operating results; gains or losses (including non-cash impairment charges) on goodwill and intangible assets; divestiture (1) or acquisition gains or losses and related integration and acquisition costs; the JDE coffee business transactions (2) gain and net incremental costs; the operating results of divestitures (1); the historical global coffee business operating results (2); mark-to-market impacts from commodity and forecasted currency transaction derivative contracts (4); and equity method investment earnings historically reported within operating income (6). The company also presents “Adjusted Operating Income margin” and “Adjusted Segment Operating Income margin”, which are subject to the same adjustments as Adjusted Operating Income and Adjusted Segment Operating Income. The company believes that Adjusted Operating Income, Adjusted Segment Operating Income, Adjusted Operating Income margin and Adjusted Segment Operating Income margin provide improved comparability of underlying operating results. The company also evaluates growth in the company’s Adjusted Operating Income and Adjusted Segment Operating Income on a constant currency basis.

•	“Adjusted EPS” is defined as diluted EPS attributable to Mondelēz International from continuing operations excluding the impacts of Spin-Off Costs (5); the 2012-2014 Restructuring Program; the 2014-2018 Restructuring Program (3); the Venezuela remeasurement and deconsolidation losses and historical operating results; losses on debt extinguishment and related expenses; gains or losses (including non-cash impairment charges) on goodwill and intangible assets; divestiture (1) or acquisition gains or losses and related integration and acquisition costs; the JDE coffee business transactions(2) gain, transaction hedging gains or losses and net incremental costs; gain on the equity method investment exchange; net earnings from divestitures (1); mark-to-market impacts from commodity and forecasted currency transaction derivative contracts (4); and gains or losses on interest rate swaps no longer designated as accounting cash flow hedges due to changed financing and hedging plans. Similarly, within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its investees’ unusual or infrequent items, such as acquisition and divestiture-related costs and restructuring program costs. The tax impact of each of the items excluded from the company’s GAAP results was computed based on the facts and tax assumptions associated with each item and such impacts have also been excluded from Adjusted EPS. The company believes that Adjusted EPS provides improved comparability of underlying operating results. The company also evaluates growth in the company’s Adjusted EPS on a constant currency basis.

•	“Free Cash Flow excluding items” is defined as Free Cash Flow (net cash provided by operating activities less capital expenditures) excluding cash payments associated with accrued interest and other related fees due to the company’s completion of a $2.5 billion cash tender offer on March 20, 2015. As Free Cash Flow excluding items is the company’s primary measure used to monitor its cash flow performance, the company believes this non-GAAP measure provides investors additional useful information when evaluating its cash from operating activities.

(1)	Divestitures include completed sales of businesses and exits of major product lines upon completion of a sale or licensing agreement.
(2)	In connection with the JDE coffee business transactions that closed on July 2, 2015, because the company exchanged its coffee interests for similarly-sized coffee interests in JDE at the time of the transaction, the company has deconsolidated and not included its historical global coffee business results within divestitures in its non-GAAP financial measures. The company continues to have an ongoing interest in the coffee business. Beginning in the third quarter of 2015, the company has included the after-tax earnings of JDE, Keurig Green Mountain Inc. (“Keurig”) and its historical coffee business results within continuing results of operations. For Adjusted EPS, the company has included these earnings in equity method investment earnings and has deconsolidated its historical coffee business results from Organic Net Revenue, Adjusted Gross Profit and Adjusted Operating Income to facilitate comparisons of past and future coffee operating results.

(3)	Non-GAAP adjustments related to the 2014-2018 Restructuring Program reflect costs incurred that relate to the objectives of the company’s program to transform its supply chain network and organizational structure. Costs that do not meet the program objectives are not reflected in the non-GAAP adjustments.
(4)	During the third quarter of 2016, the company began to exclude unrealized gains and losses (mark-to-market impacts) from outstanding commodity and forecasted currency transaction derivatives from its non-GAAP earnings measures until such time that the related exposures impact its operating results. Since the company purchases commodity and forecasted currency contracts to mitigate price volatility primarily for inventory requirements in future periods, the company made this adjustment to remove the volatility of these future inventory purchases on current operating results to facilitate comparisons of its underlying operating performance across periods. On a prospective basis, the company will discontinue designating commodity and forecasted currency transaction derivatives for hedge accounting treatment. To facilitate comparisons of the company’s underlying operating results, the company has recast all historical non-GAAP earnings measures to exclude the mark-to-market impacts.
(5)	Refer to Note 2, Divestitures and Acquisitions – Spin-Off of Kraft Foods Group, to the consolidated financial statements in the company’s Form 10-K for the year ended December 31, 2015 for more information on Spin-Off Costs incurred in connection with the October 1, 2012 spin-off of the Kraft Foods Group grocery business.
(6)	Historically, the company has recorded income from equity method investments within its operating income as these investments operated as extensions of the company’s base business. Beginning in the third quarter of 2015, the company began to record the earnings from its equity method investments in after-tax equity method investment earnings outside of operating income following the deconsolidation of its coffee business. In periods prior to July 2, 2015, the company has reclassified the equity method earnings from Adjusted Operating Income to after-tax equity method investment earnings within Adjusted EPS to be consistent with the deconsolidation of its coffee business results on July 2, 2015 and in order to evaluate its operating results on a consistent basis.

See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable GAAP financial measures for the three and nine months ended September 30, 2016 and 2015.

SEGMENT OPERATING INCOME

The company uses segment operating income to evaluate segment performance and allocate resources. The company believes it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), general corporate expenses (which are a component of selling, general and administrative expenses), amortization of intangibles, gains and losses on divestitures or acquisitions, gain on the JDE coffee business transactions, loss on the deconsolidation of Venezuela and acquisition-related costs (which are a component of selling, general and administrative expenses) in all periods presented. The company excludes these items from segment operating income in order to provide better transparency of its segment operating results. Furthermore, the company centrally manages interest and other expense, net. Accordingly, the company does not present these items by segment because they are excluded from the segment profitability measure that management reviews.

ITEMS IMPACTING COMPARABILITY OF OPERATING RESULTS

The following information is provided to give qualitative and quantitative information related to items impacting comparability of operating results. The company determines which items to consider as “items impacting comparability” based on how management views the company’s business; makes financial, operating and planning decisions; and evaluates the company’s ongoing performance. In addition, the company discloses the impact of changes in currency exchange rates on the company’s financial results in order to reflect results on a constant currency basis.

Divestitures

On April 23, 2015, the company completed the divestiture of its 50 percent interest in a Japanese coffee joint venture to its joint venture partner, which generated cash proceeds of 27 billion Japanese yen ($225 million as of April 23, 2015) and a pre-tax gain of $13 million (after-tax loss of $9 million) in the three months ended June 30, 2015. The company contributed to JDE the net cash proceeds from the sale of the interest. The company did not divest any businesses during the three and nine months ended September 30, 2016.

Divestiture-related costs

On March 31, 2016, the company received a binding offer for the sale of several manufacturing facilities in France and sale or license of several local confectionery brands. The transactions are subject to E.U. and local regulatory approvals, completion of employee consultation requirements and additional steps to prepare the assets for transfer. Additionally, in the nine months ended September 30, 2016, the company incurred and accrued $84 million of incremental expenses to ready the business for the sale transactions expected to close in 2017. The company recorded these costs within cost of sales and selling, general and administrative expenses of its Europe segment.

Acquisitions and acquisition-related costs

On July 15, 2015, the company acquired a controlling interest in a biscuit operation in Vietnam within its Asia Pacific segment and on August 22, 2016 the company acquired the remaining interest. The acquisition added incremental net revenues of $71 million in the nine months ended September 30, 2016.

On February 16, 2015, the company also acquired a U.S. snack food company (Enjoy Life Foods) within its North America segment. The acquisition added incremental net revenues of $5 million in the nine months ended September 30, 2016.

The company recorded acquisition-related costs of $6 million in the three months and $8 million in the nine months ended September 30, 2015. These acquisition-related costs were recorded in selling, general and administrative expenses.

Acquisition integration costs

Within the company’s Asia Pacific segment, in connection with the acquisition of a biscuit operation in Vietnam, the company recorded integration costs of $6 million in the nine months ended September 30, 2016 and $4 million in the three months and $5 million in the nine months ended September 30, 2015. The company recorded these acquisition integration costs in selling, general and administrative expenses.

Accounting calendar change

In connection with moving toward a common consolidation date across the company, in the first quarter of 2015, the company changed the consolidation date for the North America segment from the last Saturday of each period to the last calendar day of each period. The change had a favorable impact on net revenues of $19 million in the three months and $57 million in the nine months ended September 30, 2015. As a result of this change, each of the company’s operating subsidiaries now reports results as of the last calendar day of the period.

2012-2014 Restructuring Program

In 2012, the company’s Board of Directors approved $1.5 billion of restructuring and related implementation costs (“2012-2014 Restructuring Program”) reflecting primarily severance, asset disposals and other manufacturing-related one-time costs. The primary objective of the restructuring and implementation activities was to ensure that Mondelēz International and its former North American grocery business, Kraft Foods Group, Inc., were each set up to operate efficiently and execute on their respective business strategies upon separation in the Spin-Off, which was completed on October 1, 2012, and in the future. Of the $1.5 billion of 2012-2014 Restructuring Program costs, the company retained approximately $925 million and Kraft Foods Group retained the balance of the program. Through the end of 2014, the company incurred total restructuring and related implementation charges of $899 million, and completed incurring planned charges on the 2012-2014 Restructuring Program. The company recorded reversals to the restructuring charges of $3 million in the nine months ended September 30, 2015 related to accruals no longer required.

2014-2018 Restructuring Program

On May 6, 2014, the company’s Board of Directors approved a $3.5 billion restructuring program, comprised of approximately $2.5 billion in cash costs and $1 billion in non-cash costs (“2014-2018 Restructuring Program”), and up to $2.2 billion of capital expenditures. On August 31, 2016, the company’s Board of Directors approved a reallocation within the program of $600 million of previously approved capital expenditures to be spent on restructuring program cash costs, resulting in $3.1 billion of cash costs to be expensed and up to $1.6 billion of capital expenditures. There was no change to the total $5.7 billion of total program costs and no change to the total $4.7 billion of cash outlays. The primary objective of the 2014-2018 Restructuring Program is to reduce the company’s operating cost structure in both supply chain and overhead costs. The program is intended primarily to cover severance as well as asset disposals and other manufacturing-related one-time costs. Since inception, the company has incurred total restructuring and related implementation charges of $2.1 billion related to the 2014-2018 Restructuring Program. The company has incurred the majority of the program’s charges through the third quarter of 2016 and expects to complete the program by year-end 2018.

Restructuring costs

The company recorded restructuring charges of $187 million in the three months and $480 million in the nine months ended September 30, 2016 and $146 million in the three months and $442 million in the nine months ended September 30, 2015 within asset impairment and exit costs. These charges were for asset write-downs (including accelerated depreciation and asset impairments), severance and other related costs.

Implementation costs

Implementation costs are directly attributable to restructuring activities; however, they do not qualify for special accounting treatment as exit or disposal activities. The company recorded implementation costs of $114 million in the three months and $286 million in the nine months ended September 30, 2016 and $75 million in the three months and $185 million in the nine months ended September 30, 2015. These costs primarily relate to reorganizing the company’s operations and facilities in connection with its supply chain reinvention program and other identified productivity and cost saving initiatives. The costs include incremental expenses related to the closure of facilities, costs to terminate certain contracts and the simplification of the company’s information systems. The company recorded these costs within cost of sales and general corporate expense within selling, general and administrative expenses.

Venezuela remeasurement and deconsolidation losses

Effective as of the close of the 2015 fiscal year, the company concluded that it no longer met the accounting criteria for consolidation of its Venezuela subsidiaries due to a loss of control over its Venezuelan operations and an other-than-temporary lack of currency exchangeability. As of the close of the 2015 fiscal year, the company deconsolidated and changed to the cost method of accounting for its Venezuelan operations. The company recorded a $778 million pre-tax loss on December 31, 2015 as it reduced the value of its cost method investment in Venezuela and all Venezuelan receivables held by its other subsidiaries to realizable fair value, resulting in full impairment. The recorded loss also included historical cumulative translation adjustments related to the company’s Venezuelan operations that the company had previously recorded in accumulated other comprehensive losses within equity.

Beginning in 2016, the company no longer includes net revenues, earnings or net assets of its Venezuelan subsidiaries within its consolidated financial statements. Under the cost method of accounting, earnings are only recognized to the extent cash is received. Given the current and ongoing difficult economic, regulatory and business environment in Venezuela, there continues to be significant uncertainty related to the company’s operations in Venezuela, and the company expects these conditions will continue for the foreseeable future. The company will monitor the extent of its ability to control its Venezuelan operations and the liquidity and availability of U.S. dollars at different rates, including the changes to the currency exchange systems in March 2016, as the company’s current situation in Venezuela may change over time and lead to consolidation at a future date.

The company recorded no revenues, earnings or other financial results from its Venezuelan subsidiaries during the three and nine months ended September 30, 2016. For the three and nine months ended September 30, 2015, the operating results of its Venezuela operations were included in the company’s condensed consolidated statements of earnings. During the first quarter of 2015, the company recognized an $11 million currency-related remeasurement loss resulting from a devaluation of the Venezuela bolivar exchange rates the company historically used to source U.S. dollars for purchases of imported raw materials, packaging and other goods and services.

Reclassification of historical Venezuela net revenues, operating income and net earnings

The company removed its historical operating results for its Venezuelan subsidiaries from its historical Organic Net Revenue, Adjusted Gross Profit, Adjusted Operating Income and Adjusted EPS to facilitate comparisons of past and future operating results and net earnings.

JDE coffee business transactions

On July 2, 2015, the company completed transactions to combine the company’s wholly owned coffee businesses with those of D.E Master Blenders 1753 B.V. (“DEMB”) to create a new company, JDE. Following the exchange of a portion of the company’s investment in JDE for an interest in Keurig in March 2016, the company held a 26.5% equity interest in JDE. The remaining 73.5% interest in JDE was held by a subsidiary of Acorn Holdings B.V. (“AHBV”, owner of DEMB prior to July 2, 2015). At the close of September 30, 2016, the company held a 26.4% equity interest in JDE following the execution of agreements with AHBV and its affiliates to establish a new stock-based compensation arrangement tied to the issuance of JDE equity compensation awards to JDE employees.

In connection with the contribution of the company’s global coffee business to JDE, the company recorded a final pre-tax gain of $6.8 billion (or $6.6 billion after taxes) in the second half of 2015 after final adjustments were reflected as described below. The company also recorded approximately $1.0 billion of net gains related to hedging the expected cash proceeds from the transaction as described below. During the fourth quarter of 2015, the company and JDE concluded negotiations of a sales price adjustment and completed the valuation of the company’s investment in JDE. Primarily due to the negotiated resolution of the sales price adjustment in the fourth quarter, the company recorded a $313 million reduction in the pre-tax gain on the coffee transaction, reducing the $7.1 billion estimated gain in the third quarter to the $6.8 billion final gain for 2015. As part of the company’s sales price negotiations, the company retained the right to collect future cash payments if certain estimated pension liabilities come in over an agreed amount in the future. As such, the company may recognize additional income related to this negotiated term in the future.

In connection with the expected receipt of cash in euros at the time of closing, the company entered into a number of consecutive currency exchange forward contracts in 2014 and 2015 to lock in an equivalent expected value in U.S. dollars as of the date the coffee business transactions were first announced in May 2014. Cumulatively, the company realized aggregate net gains and received cash of approximately $1.0 billion on these hedging contracts that increased the cash the company received in connection with the coffee business transactions from $4.2 billion in cash consideration received to $5.2 billion. In connection with these currency contracts, the company recognized net gains of $29 million in the three months and $436 million in the nine months ended September 30, 2015 within interest and other expense, net.

The company also incurred incremental expenses related to readying its coffee businesses for the transactions that totaled $54 million in the three months and $239 million in the nine months ended September 30, 2015. These expenses were recorded within selling, general and administrative expenses of primarily the company’s Europe and EEMEA segments and within general corporate expenses.

Gain on equity method investment exchange

On March 3, 2016, a subsidiary of AHBV completed the $13.9 billion acquisition of all of the outstanding common stock of Keurig through a merger transaction. On March 7, 2016, the company exchanged with a subsidiary of AHBV a portion of the company’s equity interest in JDE with a carrying value of €1.7 billion (approximately $2.0 billion as of March 7, 2016) for an interest in Keurig with a fair value of $2.0 billion based on the merger consideration per share for Keurig. The company recorded the difference between the fair value of Keurig and its basis in JDE shares as a $43 million gain on equity method investment exchange in March 2016. Following the exchange, the company’s ownership interest in JDE was 26.5% and its interest in Keurig was 24.2%. The company accounts for its investments in JDE and Keurig under the equity method and recognizes its share of their earnings within equity method investment earnings and its share of their dividends within the company’s cash flows.

Reclassification of historical coffee business net revenues, operating income and net earnings

The company removed its historical coffee business operating results from its historical Organic Net Revenue, Adjusted Gross Profit and Adjusted Operating Income and reclassified historical coffee business after-tax earnings to equity method investment earnings to facilitate comparisons of past and future operating results and net earnings.

Reclassification of equity method investment earnings

Historically, the company recorded income from equity method investments within operating income as these investments operated as extensions of its base business. Beginning in the third quarter of 2015, to align with the accounting for JDE earnings, the company began to record the earnings from equity method investments in equity method investment earnings outside of segment operating income. In periods prior to July 2, 2015, the company has reclassified the equity method investment earnings from Adjusted Operating Income to evaluate operating results on a consistent basis.

Equity method investee adjustments

Within Adjusted EPS, the company’s equity method net investment earnings exclude its proportionate share of its investees’ unusual or infrequent items, such as acquisition and divestiture-related costs and restructuring program costs.

Mark-to-market impacts from commodity and currency derivative contracts

During the third quarter of 2016, the company began to exclude unrealized gains and losses (mark-to-market impacts) from outstanding commodity and forecasted currency transaction derivatives from its non-GAAP earnings measures until such time that the related exposures impact its operating results. To facilitate comparisons of its underlying operating results, the company has recast all historical non-GAAP earnings measures to exclude the mark-to-market impacts.

The company recorded net unrealized losses on commodity and forecasted currency transaction derivatives of $12 million in the three months and $49 million in the nine months ended September 30, 2016. The company recorded net unrealized losses on commodity and forecasted currency transaction derivatives of $4 million in the three months and net unrealized gains on commodity and forecasted currency transaction derivatives of $35 million ($75 million including coffee related activity) in the nine months ended September 30, 2015.

Loss on debt extinguishment and related costs

On March 20, 2015, the company completed a cash tender offer and retired $2.5 billion of its outstanding high coupon long-term debt. The company recorded, within interest and other expense, net, a pre-tax loss on debt extinguishment and related expenses of $713 million in the three months ended March 31, 2015, for the amount paid in excess of the carrying value of the debt and from recognizing in earnings the related unamortized discounts, deferred financing costs and deferred cash flow hedges.

Loss related to interest rate swaps

The company recognized pre-tax losses of $97 million in the three months ended March 31, 2016, and $34 million in the three months ended March 31, 2015, within interest and other expense, net related to certain U.S. dollar interest rate swaps that the company no longer designated as accounting cash flow hedges due to a change in financing and hedging plans.

Intangible assets gains and losses

Impairment charges

In connection with the planned sale of a confectionery business in France, on March 31, 2016, the company recorded a $14 million impairment charge for a gum & candy trademark as a portion of its carrying value would not be recoverable based on future cash flows expected under a planned license agreement with the buyer. In May 2016, the company recorded an additional $5 million impairment charge for another candy trademark to reduce the overall net assets to the estimated net sales proceeds after transaction costs.

On June 30, 2016, in connection with the company’s global supply chain reinvention initiatives, the company made a determination to discontinue manufacturing a candy product that resulted in a $7 million impairment charge in its North America segment.

In addition, during the three months ended September 30, 2016, the company discontinued one biscuit product that resulted in a $4 million intangible asset impairment charge in its EEMEA segment.

Gain on sales of intangible assets

On May 2, 2016, the company completed the sale of certain local biscuit brands in Finland as part of the company’s strategic decisions to exit select small and local brands and shift investment towards its Power Brands. Upon closing, the company divested $8 million of indefinite lived intangible assets and less than $1 million of other assets. After transaction costs, the company recorded a pre-tax gain of $6 million ($5 million after-tax) in the three months ended June 30, 2016 within selling, general and administrative expenses of its Europe segment.

On August 26, 2016, the company recorded a $7 million gain for the sale of a U.S.-owned biscuit trademark. The gain was recorded within selling, general and administrative expenses of its North America segment in the three and nine months ended September 30, 2016.

Constant currency

Management evaluates the operating performance of the company and its international subsidiaries on a constant currency basis. The company determines its constant currency operating results by dividing or multiplying, as appropriate, the current period local currency operating results by the currency exchange rates used to translate the company’s financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior year period.

2016 OUTLOOK

The company’s outlook for 2016 Organic Net Revenue growth, Adjusted Operating Income margin, Adjusted EPS growth on a constant currency basis and Free Cash Flow excluding items are non-GAAP financial measures that exclude or otherwise adjust for items impacting comparability of financial results such as the impact of changes in foreign currency exchange rates, restructuring activities, acquisitions and divestitures. The company is not able to reconcile its full year 2016 projected Organic Net Revenue growth to its full year 2016 projected reported net revenue growth because the company is unable to predict the 2016 impact of foreign exchange due to the unpredictability of future changes in foreign exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its full year 2016 projected Adjusted Operating Income margin to its full year 2016 projected reported operating income margin because the company is unable to predict the timing of its Restructuring Program costs, mark-to-market impacts from commodity and forecasted currency transaction derivative contracts and impacts from potential acquisitions or divestitures. The company is not able to reconcile its full year 2016 projected Adjusted EPS growth on a constant currency basis to its full year 2016 projected reported diluted EPS growth because the company is unable to predict the timing of its Restructuring Program costs, mark-to-market impacts from commodity and forecasted currency forecasted derivative contracts, impacts from potential acquisitions or divestitures as well as the impact of foreign exchange due to the unpredictability of future changes in foreign exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its full year 2016 projected Free Cash Flow excluding items to its full year 2016 projected net cash from operating activities because the company is unable to predict the timing of potential significant items impacting cash flow. Therefore, because of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, the company is unable to provide a reconciliation of these measures without unreasonable effort.

Schedule 1

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings

(in millions of U.S. dollars and shares, except per share data) (Unaudited)

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2016	2015	% Change Fav / (Unfav)	2016	2015	% Change Fav / (Unfav)
Net revenues	$6,396	$6,849	(6.6)%	$19,153	$22,272	(14.0)%

Cost of sales	3,908	4,179	6.5%	11,614	13,595	14.6%

Gross profit	2,488	2,670	(6.8)%	7,539	8,677	(13.1)%
Gross profit margin	38.9%	39.0%		39.4%	39.0%

Selling, general and administrative expenses	1,552	1,790	13.3%	4,835	5,675	14.8%

Asset impairment and exit costs	190	155	(22.6)%	510	546	6.6%

Gain on divestiture	—	(7,122)	n/m	—	(7,135)	n/m

Amortization of intangibles	44	45	2.2%	132	137	3.6%

Operating income	702	7,802	(91.0)%	2,062	9,454	(78.2)%
Operating income margin	11.0%	113.9%		10.8%	42.4%

Interest and other expense, net	145	114	(27.2)%	540	814	33.7%

Earnings before income taxes	557	7,688	(92.8)%	1,522	8,640	(82.4)%

Provision for income taxes	(40)	(348)	88.5%	(207)	(561)	63.1%
Effective tax rate	7.2%	4.5%		13.6%	6.5%
Gain on equity method investment exchange	—	—	n/m	43	—	n/m
Equity method investment net (losses) / earnings	31	(72)	n/m	218	(72)	n/m

Net earnings	548	7,268	(92.5)%	1,576	8,007	(80.3)%

Noncontrolling interest earnings	—	(2)	100.0%	(10)	(11)	9.1%

Net earnings attributable to Mondelēz International	$548	$7,266	(92.5)%	$1,566	$7,996	(80.4)%

Per share data:
Basic earnings per share attributable to Mondelēz International	$0.35	$4.52	(92.3)%	$1.00	$4.91	(79.6)%

Diluted earnings per share attributable to Mondelēz International	$0.35	$4.46	(92.2)%	$0.99	$4.86	(79.6)%

Average shares outstanding:
Basic	1,557	1,609	3.2%	1,561	1,627	4.1%
Diluted	1,576	1,629	3.3%	1,579	1,646	4.1%

1

Schedule 2

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions of U.S. dollars) (Unaudited)

	September 30, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$1,686	$1,870
Trade receivables	3,019	2,634
Other receivables	895	1,212
Inventories, net	2,776	2,609
Other current assets	479	633

Total current assets	8,855	8,958

Property, plant and equipment, net	8,465	8,362
Goodwill	20,751	20,664
Intangible assets, net	18,721	18,768
Prepaid pension assets	83	69
Deferred income taxes	289	277
Equity method investments	5,717	5,387
Other assets	384	358

TOTAL ASSETS	$63,265	$62,843

LIABILITIES
Short-term borrowings	$2,490	$236
Current portion of long-term debt	1,511	605
Accounts payable	4,884	4,890
Accrued marketing	1,624	1,634
Accrued employment costs	779	844
Other current liabilities	2,669	2,713

Total current liabilities	13,957	10,922

Long-term debt	13,105	14,557
Deferred income taxes	4,762	4,750
Accrued pension costs	1,654	2,183
Accrued postretirement health care costs	501	499
Other liabilities	1,709	1,832

TOTAL LIABILITIES	35,688	34,743
EQUITY
Common Stock	—	—
Additional paid-in capital	31,805	31,760
Retained earnings	21,366	20,700
Accumulated other comprehensive losses	(9,699)	(9,986)
Treasury stock	(15,963)	(14,462)

Total Mondelēz International Shareholders’ Equity	27,509	28,012
Noncontrolling interest	68	88

TOTAL EQUITY	27,577	28,100

TOTAL LIABILITIES AND EQUITY	$63,265	$62,843

	September 30, 2016	December 31, 2015	Incr/ (Decr)
Short-term borrowings	$2,490	$236	$2,254
Current portion of long-term debt	1,511	605	906
Long-term debt	13,105	14,557	(1,452)

Total Debt	17,106	15,398	1,708

Cash and cash equivalents	1,686	1,870	(184)

Net Debt (1)	$15,420	$13,528	$1,892

(1)	Net debt is defined as total debt, which includes short-term borrowings, current portion of long-term debt and long-term debt, less cash and cash equivalents.

2

Schedule 3

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions of U.S. dollars) (Unaudited)

	For the Nine Months Ended September 30,
	2016	2015
CASH PROVIDED BY / (USED IN) OPERATING ACTIVITIES
Net earnings	$1,576	$8,007
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	615	663
Stock-based compensation expense	102	98
Deferred income tax benefit	(163)	(81)
Gains on JDE coffee business transactions and divestiture	—	(7,135)
Asset impairments	262	195
Loss on early extinguishment of debt	—	708
JDE coffee business transactions currency-related net gains	—	(436)
Gain on equity method investment exchange	(43)	—
Equity method investment net (losses) / earnings	(218)	16
Distributions from equity method investments	75	58
Other non-cash items, net	10	142
Change in assets and liabilities, net of acquisitions and divestitures:
Receivables, net	(265)	(868)
Inventories, net	(121)	(314)
Accounts payable	(143)	496
Other current assets	79	36
Other current liabilities	(266)	11
Change in pension and postretirement assets and liabilities, net	(362)	(184)

Net cash provided by operating activities	1,138	1,412

CASH PROVIDED BY / (USED IN) INVESTING ACTIVITIES
Capital expenditures	(909)	(1,178)
Proceeds from JDE coffee business transactions currency hedge settlements	—	1,050
Acquisitions, net of cash received	—	(536)
Proceeds from JDE coffee business transaction and divestiture, net of disbursements	275	4,091
Proceeds from sale of property, plant and equipment and other assets	113	33

Net cash (used in) / provided by investing activities	(521)	3,460

CASH PROVIDED BY / (USED IN) FINANCING ACTIVITIES
Issuances of commercial paper, maturities greater than 90 days	1,028	613
Repayments of commercial paper, maturities greater than 90 days	(337)	(710)
Net issuances of other short-term borrowings	1,533	396
Long-term debt proceeds	1,149	3,606
Long-term debt repaid	(1,757)	(4,543)
Repurchase of Common Stock	(1,727)	(3,003)
Dividends paid	(801)	(736)
Other	82	107

Net cash provided by / (used in) financing activities	(830)	(4,270)

Effect of exchange rate changes on cash and cash equivalents	29	(194)

Cash and cash equivalents:
(Decrease) / increase	(184)	408
Balance at beginning of period	1,870	1,631

Balance at end of period	$1,686	$2,039

3

Schedule 4a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues

(in millions of U.S. dollars) (Unaudited)

	Latin America		Asia Pacific		EEMEA		Europe		North America		Mondelēz International
For the Three Months Ended September 30, 2016
Reported (GAAP)	$868		$1,128		$543		$2,104		$1,753		$6,396
Currency	77		(10)		36		91		(1)		193

Organic (Non-GAAP)	$945		$1,118		$579		$2,195		$1,752		$6,589

For the Three Months Ended September 30, 2015
Reported (GAAP)	$1,233		$1,101		$586		$2,173		$1,756		$6,849
Historical Venezuelan operations	(315)		—		—		—		—		(315)
Accounting calendar change	—		—		—		—		(19)		(19)

Organic (Non-GAAP)	$918		$1,101		$586		$2,173		$1,737		$6,515

% Change
Reported (GAAP)	(29.6)%		2.5%		(7.3)%		(3.2)%		(0.2)%		(6.6)%
Historical Venezuelan operations	24.2	pp	—	pp	—	pp	—	pp	—	pp	4.5	pp
Accounting calendar change	—		—		—		—		1.1		0.3
Currency	8.3		(1.0)		6.1		4.2		—		2.9

Organic (Non-GAAP)	2.9%		1.5%		(1.2)%		1.0%		0.9%		1.1%

Vol/Mix	(7.1	)pp	2.0	pp	(6.7	)pp	3.3	pp	2.6	pp	0.5	pp
Pricing	10.0		(0.5)		5.5		(2.3)		(1.7)		0.6

	Latin America		Asia Pacific		EEMEA		Europe		North America		Mondelēz International
For the Nine Months Ended September 30, 2016
Reported (GAAP)	$2,528		$3,278		$1,738		$6,461		$5,148		$19,153
Acquisitions	—		(71)		—		—		(5)		(76)
Currency	517		108		168		179		24		996

Organic (Non-GAAP)	$3,045		$3,315		$1,906		$6,640		$5,167		$20,073

For the Nine Months Ended September 30, 2015
Reported (GAAP)	$3,730		$3,278		$2,150		$7,963		$5,151		$22,272
Historical Venezuelan operations	(834)		—		—		—		—		(834)
Historical coffee business	—		(33)		(246)		(1,348)		—		(1,627)
Accounting calendar change	—		—		—		—		(57)		(57)

Organic (Non-GAAP)	$2,896		$3,245		$1,904		$6,615		$5,094		$19,754

% Change
Reported (GAAP)	(32.2)%		0.0%		(19.2)%		(18.9)%		(0.1)%		(14.0)%
Historical Venezuelan operations	19.5	pp	—	pp	—	pp	—	pp	—	pp	3.3	pp
Historical coffee business	—		1.0		10.5		16.6		—		7.4
Acquisitions	—		(2.1)		—		—		(0.1)		(0.4)
Accounting calendar change	—		—		—		—		1.1		0.3
Currency	17.8		3.3		8.8		2.7		0.5		5.0

Organic (Non-GAAP)	5.1%		2.2%		0.1%		0.4%		1.4%		1.6%

Vol/Mix	(5.8	)pp	1.6	pp	(5.7	)pp	1.7	pp	1.8	pp	(0.1	)pp
Pricing	10.9		0.6		5.8		(1.3)		(0.4)		1.7

4

Schedule 4b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues—Power Brands and Emerging Markets

(in millions of U.S. dollars) (Unaudited)

	Power Brands		Non-Power Brands		Mondelēz International		Emerging Markets		Developed Markets		Mondelēz International
For the Three Months Ended September 30, 2016
Reported (GAAP)	$4,395		$2,001		$6,396		$2,342		$4,054		$6,396
Currency	125		68		193		133		60		193

Organic (Non-GAAP)	$4,520		$2,069		$6,589		$2,475		$4,114		$6,589

For the Three Months Ended September 30, 2015
Reported (GAAP)	$4,635		$2,214		$6,849		$2,742		$4,107		$6,849
Historical Venezuelan operations	(211)		(104)		(315)		(315)		—		(315)
Accounting calendar change	(15)		(4)		(19)		—		(19)		(19)

Organic (Non-GAAP)	$4,409		$2,106		$6,515		$2,427		$4,088		$6,515

% Change
Reported (GAAP)	(5.2)%		(9.6)%		(6.6)%		(14.6)%		(1.3)%		(6.6)%
Historical Venezuelan operations	4.5	pp	4.4	pp	4.5	pp	11.1	pp	—	pp	4.5	pp
Accounting calendar change	0.3		0.1		0.3		—		0.4		0.3
Currency	2.9		3.3		2.9		5.5		1.5		2.9

Organic (Non-GAAP)	2.5%		(1.8)%		1.1%		2.0%		0.6%		1.1%

	Power Brands		Non-Power Brands		Mondelēz International		Emerging Markets		Developed Markets		Mondelēz International
For the Nine Months Ended September 30, 2016
Reported (GAAP)	$13,286		$5,867		$19,153		$6,992		$12,161		$19,153
Acquisitions	—		(76)		(76)		(71)		(5)		(76)
Currency	688		308		996		792		204		996

Organic (Non-GAAP)	$13,974		$6,099		$20,073		$7,713		$12,360		$20,073

For the Nine Months Ended September 30, 2015
Reported (GAAP)	$15,351		$6,921		$22,272		$8,754		$13,518		$22,272
Historical Venezuelan operations	(576)		(258)		(834)		(834)		—		(834)
Historical coffee business	(1,179)		(448)		(1,627)		(442)		(1,185)		(1,627)
Accounting calendar change	(44)		(13)		(57)		—		(57)		(57)

Organic (Non-GAAP)	$13,552		$6,202		$19,754		$7,478		$12,276		$19,754

% Change
Reported (GAAP)	(13.5)%		(15.2)%		(14.0)%		(20.1)%		(10.0)%		(14.0)%
Historical Venezuelan operations	3.4	pp	3.3	pp	3.3	pp	8.4	pp	—	pp	3.3	pp
Historical coffee business	7.8		6.3		7.4		5.2		8.6		7.4
Acquisitions	—		(1.3)		(0.4)		(1.0)		(0.1)		(0.4)
Accounting calendar change	0.3		0.2		0.3		—		0.5		0.3
Currency	5.1		5.0		5.0		10.6		1.7		5.0

Organic (Non-GAAP)	3.1%		(1.7)%		1.6%		3.1%		0.7%		1.6%

5

Schedule 5a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of U.S. dollars) (Unaudited)

	For the Three Months Ended September 30, 2016
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$6,396	$2,488	38.9%	$702	11.0%
2014-2018 Restructuring Program costs	—	51		301
Acquisition integration costs	—	—		—
Gain on sale of intangible asset	—	—		(7)
Intangible asset impairment charges	—	—		4
Income / costs associated with the JDE coffee business transactions	—	—		(2)
Divestiture-related costs	—	—		—
Mark-to-market gains / losses from derivatives	—	12		12
Rounding	—	—		1

Adjusted (Non-GAAP)	$6,396	$2,551	39.9%	$1,011	15.8%

Currency		73		31

Adjusted @ Constant FX (Non-GAAP)		$2,624		$1,042

	For the Three Months Ended September 30, 2015
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$6,849	$2,670	39.0%	$7,802	113.9%
2012-2014 Restructuring Program costs	—	—		—
2014-2018 Restructuring Program costs	—	9		221
Acquisition integration costs	—	—		4
Remeasurement of net monetary assets in Venezuela	—	—		—
Income / costs associated with the JDE coffee business transactions	—	—		54
Historical Venezuelan operations	(315)	(93)		(78)
Historical coffee business	—	—		—
Operating income from divestiture	—	—		—
Gain on the JDE coffee business transactions	—	—		(7,122)
Gain on divesiture	—	—		—
Acquisition-related costs	—	—		6
Reclassification of equity method investment earnings	—	—		—
Mark-to-market gains / losses from derivatives	—	4		4
Rounding	—	—		—

Adjusted (Non-GAAP)	$6,534	$2,590	39.6%	$891	13.6%

		Gross Profit		Operating Income
% Change - Reported (GAAP)		(6.8)%		(91.0)%
% Change - Adjusted (Non-GAAP)		(1.5)%		13.5%
% Change - Adjusted @ Constant FX (Non-GAAP)		1.3%		16.9%

6

Schedule 5b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of U.S. dollars) (Unaudited)

	For the Nine Months Ended September 30, 2016
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$19,153	$7,539	39.4%	$2,062	10.8%
2014-2018 Restructuring Program costs	—	84		766
Acquisition integration costs	—	—		6
Gain on sale of intangible asset	—	—		(13)
Intangible asset impairment charges	—	—		30
Income / costs associated with the JDE coffee business transactions	—	—		(2)
Divestiture-related costs	—	8		84
Mark-to-market gains / losses from derivatives	—	49		49
Rounding	—	—		—

Adjusted (Non-GAAP)	$19,153	$7,680	40.1%	$2,982	15.6%

Currency		347		132

Adjusted @ Constant FX (Non-GAAP)		$8,027		$3,114

	For the Nine Months Ended September 30, 2015
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$22,272	$8,677	39.0%	$9,454	42.4%
2012-2014 Restructuring Program costs	—	—		(3)
2014-2018 Restructuring Program costs	—	21		627
Acquisition integration costs	—	—		5
Remeasurement of net monetary assets in Venezuela	—	—		11
Income / costs associated with the JDE coffee business transactions	—	3		239
Historical Venezuelan operations	(834)	(261)		(208)
Historical coffee business	(1,627)	(673)		(342)
Operating income from divestiture	—	—		(5)
Gain on the JDE coffee business transactions	—	—		(7,122)
Gain on divesiture	—	—		(13)
Acquisition-related costs	—	—		8
Reclassification of equity method investment earnings	—	—		(51)
Mark-to-market gains / losses from derivatives	—	(35)		(35)
Rounding	—	—		1

Adjusted (Non-GAAP)	$19,811	$7,732	39.0%	$2,566	13.0%

		Gross Profit		Operating Income
% Change - Reported (GAAP)		(13.1)%		(78.2)%
% Change - Adjusted (Non-GAAP)		(0.7)%		16.2%
% Change - Adjusted @ Constant FX (Non-GAAP)		3.8%		21.4%

7

Schedule 6a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Condensed Consolidated Statements of Earnings

(in millions of U.S. dollars and shares, except per share data) (Unaudited)

	For the Three Months Ended September 30, 2016
	Operating Income	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Equity Method Investment Net Losses / (Earnings)	Gain on Equity Method Investment Exchange	Non-controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$702	$145	$557	$40	7.2%	$(31)	$—	$—	$548	$0.35
2014-2018 Restructuring Program costs	301	—	301	82		—	—	—	219	0.14
Acquisition integration costs	—	—	—	—		—	—	—	—	—
Gain on sale of intangible asset	(7)	—	(7)	(1)		—	—	—	(6)	—
Intangible asset impairment charges	4	—	4	—		—	—	—	4	—
Income / costs associated with the JDE coffee business transactions	(2)	—	(2)	(1)		—	—	—	(1)	—
Loss related to interest rate swaps	—	—	—	—		—	—	—	—	—
Divestiture-related costs	—	—	—	—		—	—	—	—	—
Equity method investee acquisition-related and other adjustments	—	—	—	4		(53)	—	—	49	0.03
Gain on equity method investment exchange	—	—	—	—		—	—	—	—	—
Mark-to-market gains / losses from derivatives	12	—	12	4		—	—	—	8	—
Rounding	1	—	1	—		—	—	—	1	—

Adjusted (Non-GAAP)	$1,011	$145	$866	$128	14.8%	$(84)	$—	$—	$822	$0.52

Currency									26	0.02

Adjusted @ Constant FX (Non-GAAP)									$848	$0.54

Diluted Average Shares Outstanding										1,576

	For the Three Months Ended September 30, 2015
	Operating Income	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Equity Method Investment Net Losses / (Earnings)	Gain on Equity Method Investment Exchange	Non-controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$7,802	$114	$7,688	$348	4.5%	$72	$—	$2	$7,266	$4.46
2012-2014 Restructuring Program costs	—	—	—	—		—	—	—	—	—
2014-2018 Restructuring Program costs	221	—	221	62		—	—	—	159	0.11
Acquisition integration costs	4	—	4	—		—	—	—	4	—
Remeasurement of net monetary assets in Venezuela	—	—	—	—		—	—	—	—	—
Income / costs associated with the JDE coffee business transactions	54	29	25	(41)		—	—	—	66	0.04
Loss related to interest rate swaps	—	—	—	—		—	—	—	—	—
Net earnings from Venezuelan subsidiaries	(78)	1	(79)	(24)		—	—	—	(55)	(0.04)
Reclassification of net earnings from historical coffee business	—	—	—	—		—	—	—	—	—
Net earnings from divestiture	—	—	—	—		—	—	—	—	—
Gain on the JDE coffee business transactions	(7,122)	—	(7,122)	(197)		—	—	—	(6,925)	(4.25)
Loss on divesiture	—	—	—	—		—	—	—	—	—
Divestiture-related costs	—	—	—	—		—	—	—	—	—
Acquisition-related costs	6	—	6	—		—	—	—	6	—
Loss on debt extinguishment and related expenses	—	—	—	—		—	—	—	—	—
Equity method investee acquisition-related and other adjustments	—	—	—	—		(102)	—	—	102	0.06
Reclassification of equity method investment earnings	—	—	—	—		—	—	—	—	—
Mark-to-market gains / losses from derivatives	4	—	4	5		—	—	—	(1)	—
Rounding	—	—	—	—		—	—	—	—	—

Adjusted (Non-GAAP)	$891	$144	$747	$153	20.5%	$(30)	$—	$2	$622	$0.38

Diluted Average Shares Outstanding										1,629

(1)	Taxes were computed for each of the items excluded from the company’s GAAP results based on the facts and tax assumptions associated with each item.

8

Schedule 6b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Condensed Consolidated Statements of Earnings

(in millions of U.S. dollars and shares, except per share data) (Unaudited)

	For the Nine Months Ended September 30, 2016
	Operating Income	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Equity Method Investment Net Losses / (Earnings)	Gain on Equity Method Investment Exchange	Non-controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$2,062	$540	$1,522	$207	13.6%	$(218)	$(43)	$10	$1,566	$0.99
2014-2018 Restructuring Program costs	766	—	766	199		—	—	—	567	0.36
Acquisition integration costs	6	—	6	—		—	—	—	6	—
Gain on sale of intangible asset	(13)	—	(13)	(2)		—	—	—	(11)	—
Intangible asset impairment charges	30	—	30	8		—	—	—	22	0.01
Income / costs associated with the JDE coffee business transactions	(2)	—	(2)	(3)		—	—	—	1	—
Loss related to interest rate swaps	—	(97)	97	35		—	—	—	62	0.04
Divestiture-related costs	84	—	84	20		—	—	—	64	0.04
Equity method investee acquisition-related and other adjustments	—	—	—	5		(47)	—	—	42	0.03
Gain on equity method investment exchange	—	—	—	(2)		—	43	—	(41)	(0.03)
Mark-to-market gains / losses from derivatives	49	—	49	6		—	—	—	43	0.03
Rounding	—	—	—	—		—	—	—	—	—

Adjusted (Non-GAAP)	$2,982	$443	$2,539	$473	18.6%	$(265)	$—	$10	$2,321	$1.47

Currency									98	0.06

Adjusted @ Constant FX (Non-GAAP)									$2,419	$1.53

Diluted Average Shares Outstanding										1,579

	For the Nine Months Ended September 30, 2015
	Operating Income	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Equity Method Investment Net Losses / (Earnings)	Gain on Equity Method Investment Exchange	Non-controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$9,454	$814	$8,640	$561	6.5%	$72	$—	$11	$7,996	$4.86
2012-2014 Restructuring Program costs	(3)	—	(3)	(1)		—	—	—	(2)	—
2014-2018 Restructuring Program costs	627	—	627	158		—	—	—	469	0.29
Acquisition integration costs	5	—	5	—		—	—	—	5	—
Remeasurement of net monetary assets in Venezuela	11	—	11	1		—	—	—	10	0.01
Income / costs associated with the JDE coffee business transactions	239	436	(197)	(155)		—	—	—	(42)	(0.03)
Loss related to interest rate swaps	—	(34)	34	13		—	—	—	21	0.01
Net earnings from Venezuelan subsidiaries	(208)	1	(209)	(77)		—	—	—	(132)	(0.08)
Reclassification of net earnings from historical coffee business	(342)	—	(342)	(46)		(296)	—	—	—	—
Net earnings from divestiture	(5)	—	(5)	(32)		—	—	—	27	0.02
Gain on the JDE coffee business transactions	(7,122)	—	(7,122)	(197)		—	—	—	(6,925)	(4.21)
Loss on divesiture	(13)	—	(13)	(22)		—	—	—	9	0.01
Divestiture-related costs	—	(1)	1	—		—	—	—	1	—
Acquisition-related costs	8	—	8	—		—	—	—	8	—
Loss on debt extinguishment and related expenses	—	(713)	713	261		—	—	—	452	0.28
Equity method investee acquisition-related and other adjustments	—	—	—	—		(102)	—	—	102	0.06
Reclassification of equity method investment earnings	(51)	—	(51)	—		(51)	—	—	—	—
Mark-to-market gains / losses from derivatives	(35)	—	(35)	(10)		—	—	—	(25)	(0.02)
Rounding	1	—	1	—		—	—	—	1	—

Adjusted (Non-GAAP)	$2,566	$503	$2,063	$454	22.0%	$(377)	$—	$11	$1,975	$1.20

Diluted Average Shares Outstanding										1,646

(1)	Taxes were computed for each of the items excluded from the company’s GAAP results based on the facts and tax assumptions associated with each item.

9

Schedule 7

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Diluted EPS

(Unaudited)

	For the Three Months Ended September 30,
	2016	2015	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$0.35	$4.46	$(4.11)	(92.2)%
2014-2018 Restructuring Program costs	0.14	0.11	0.03
Income / costs associated with the JDE coffee business transactions	—	0.04	(0.04)
Net earnings from Venezuelan subsidiaries	—	(0.04)	0.04
Gain on the JDE coffee business transactions	—	(4.25)	4.25
Equity method investee acquisition-related and other adjustments	0.03	0.06	(0.03)

Adjusted EPS (Non-GAAP)	$0.52	$0.38	$0.14	36.8%
Impact of unfavorable currency	0.02	—	0.02

Adjusted EPS @ Constant FX (Non-GAAP)	$0.54	$0.38	$0.16	42.1%

Adjusted EPS @ Constant FX - Key Drivers
Increase in operations			$0.05
Change in operations from historical coffee business and equity method investments			0.03
VAT - related settlements			0.03
Change in interest and other expense, net			(0.01)
Changes in shares outstanding			0.02
Changes in income taxes			0.04

			$0.16

	For the Nine Months Ended September 30,
	2016	2015	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$0.99	$4.86	$(3.87)	(79.6)%
2014-2018 Restructuring Program costs	0.36	0.29	0.07
Remeasurement of net monetary assets in Venezuela	—	0.01	(0.01)
Intangible asset impairment charges	0.01	—	0.01
Income / costs associated with the JDE coffee business transactions	—	(0.03)	0.03
Loss related to interest rate swaps	0.04	0.01	0.03
Net earnings from Venezuelan subsidiaries	—	(0.08)	0.08
Net earnings from divestiture	—	0.02	(0.02)
Gain on the JDE coffee business transactions	—	(4.21)	4.21
Loss on divestiture	—	0.01	(0.01)
Divestiture-related costs	0.04	—	0.04
Loss on debt extinguishment and related expenses	—	0.28	(0.28)
Equity method investee acquisition-related and other adjustments	0.03	0.06	(0.03)
Gain on equity method investment exchange	(0.03)	—	(0.03)
Mark-to-market gains / losses from derivatives	0.03	(0.02)	0.05

Adjusted EPS (Non-GAAP)	$1.47	$1.20	$0.27	22.5%
Impact of unfavorable currency	0.06	—	0.06

Adjusted EPS @ Constant FX (Non-GAAP)	$1.53	$1.20	$0.33	27.5%

Adjusted EPS @ Constant FX - Key Drivers
Increase in operations			$0.22
Change in operations from historical coffee business and equity method investments			(0.06)
Gains on sales of property			0.02
VAT - related settlements			0.03
Impact of accounting calendar change			(0.01)
Change in interest and other expense, net			0.01
Changes in shares outstanding			0.06
Changes in income taxes			0.06

			$0.33

10

Schedule 8a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars) (Unaudited)

	For the Three Months Ended September 30, 2016
	Latin America		Asia Pacific		EEMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$868		$1,128		$543		$2,104		$1,753		$—	$—	$—	$—	$6,396
Divestitures	—		—		—		—		—		—	—	—	—	—

Adjusted (Non-GAAP)	$868		$1,128		$543		$2,104		$1,753		$—	$—	$—	$—	$6,396

Operating Income
Reported (GAAP)	$92		$135		$44		$302		$274		$(12)	$(89)	$(44)	$—	$702
2014-2018 Restructuring Program costs	42		17		8		114		105		—	15	—	—	301
Acquisition integration costs	—		(1)		—		—		—		—	1	—	—	—
Gain on sale of intangible asset	—		—		—		—		(7)		—	—	—	—	(7)
Intangible asset impairment charges	—		—		4		—		—		—	—	—	—	4
Income / costs associated with the JDE coffee business transactions	—		—		(2)		(1)		—		—	1	—	—	(2)
Divestiture-related costs	—		—		—		—		—		—	—	—	—	—
Mark-to-market gains / losses from derivatives	—		—		—		—		—		12	—	—	—	12
Rounding	—		—		—		—		—		—	1	—	—	1

Adjusted (Non-GAAP)	$134		$151		$54		$415		$372		$—	$(71)	$(44)	$—	$1,011
Currency	8		(1)		4		29		—		—	(8)	(1)	—	31

Adjusted @ Constant FX (Non-GAAP)	$142		$150		$58		$444		$372		$—	$(79)	$(45)	$—	$1,042

% Change - Reported (GAAP)	(31.3)%		90.1%		(15.4)%		1.3%		(0.4)%		n/m	6.3%	2.2%	n/m	(91.0)%
% Change - Adjusted (Non-GAAP)	45.7%		37.3%		(15.6)%		9.5%		11.7%		n/m	(69.0)%	2.2%	n/m	13.5%
% Change - Adjusted @ Constant FX (Non-GAAP)	54.3%		36.4%		(9.4)%		17.2%		11.7%		n/m	(88.1)%	0.0%	n/m	16.9%

Operating Income Margin
Reported %	10.6%		12.0%		8.1%		14.4%		15.6%						11.0%
Reported pp change	(0.3	)pp	5.6	pp	(0.8	)pp	0.7	pp	(0.1	)pp					(102.9	)pp
Adjusted %	15.4%		13.4%		9.9%		19.7%		21.2%						15.8%
Adjusted pp change	5.4	pp	3.4	pp	(1.0	)pp	2.3	pp	2.2	pp					2.2	pp

	For the Three Months Ended September 30, 2015
	Latin America		Asia Pacific		EEMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$1,233		$1,101		$586		$2,173		$1,756		$—	$—	$—	$—	$6,849
Historical Venezuelan operations	(315)		—		—		—		—		—	—	—	—	(315)
Historical coffee business	—		—		—		—		—		—	—	—	—	—

Adjusted (Non-GAAP)	$918		$1,101		$586		$2,173		$1,756		$—	$—	$—	$—	$6,534

Operating Income
Reported (GAAP)	$134		$71		$52		$298		$275		$(4)	$(95)	$(45)	$7,116	$7,802
2012-2014 Restructuring Program costs	—		—		—		—		—		—	—	—	—	—
2014-2018 Restructuring Program costs	36		36		8		54		58		—	29	—	—	221
Acquisition integration costs	—		3		—		—		—		—	1	—	—	4
Remeasurement of net monetary assets in Venezuela	—		—		—		—		—		—	—	—	—	—
Income / costs associated with the JDE coffee business transactions	—		—		4		27		—		—	23	—	—	54
Historical Venezuelan operations	(78)		—		—		—		—		—	—	—	—	(78)
Historical coffee business	—		—		—		—		—		—	—	—	—	—
Operating income from divestiture	—		—		—		—		—		—	—	—	—	—
Gain on the JDE coffee business transactions	—		—		—		—		—		—	—	—	(7,122)	(7,122)
Gain on divesiture	—		—		—		—		—		—	—	—	—	—
Acquisition-related costs	—		—		—		—		—		—	—	—	6	6
Reclassification of equity method investment earnings	—		—		—		—		—		—	—	—	—	—
Mark-to-market gains / losses from derivatives	—		—		—		—		—		4	—	—	—	4
Rounding	—		—		—		—		—		—	—	—	—	—

Adjusted (Non-GAAP)	$92		$110		$64		$379		$333		$—	$(42)	$(45)	$—	$891

Operating Income Margin
Reported %	10.9%		6.4%		8.9%		13.7%		15.7%						113.9%
Adjusted %	10.0%		10.0%		10.9%		17.4%		19.0%						13.6%

11

Schedule 8b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars) (Unaudited)

	For the Nine Months Ended September 30, 2016
	Latin America		Asia Pacific		EEMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$2,528		$3,278		$1,738		$6,461		$5,148		$—	$—	$—	$—	$19,153
Divestitures	—		—		—		—		—		—	—	—	—	—

Adjusted (Non-GAAP)	$2,528		$3,278		$1,738		$6,461		$5,148		$—	$—	$—	$—	$19,153

Operating Income
Reported (GAAP)	$191		$378		$154		$896		$840		$(49)	$(216)	$(132)	$—	$2,062
2014-2018 Restructuring Program costs	105		69		50		246		245		—	51	—	—	766
Acquisition integration costs	—		6		—		—		—		—	—	—	—	6
Gain on sale of intangible asset	—		—		—		(6)		(7)		—	—	—	—	(13)
Intangible asset impairment charges	—		—		4		19		7		—	—	—	—	30
Income / costs associated with the JDE coffee business transactions	—		—		(2)		(1)		—		—	1	—	—	(2)
Divestiture-related costs	—		—		—		84		—		—	—	—	—	84
Mark-to-market gains / losses from derivatives	—		—		—		—		—		49	—	—	—	49
Rounding	—		—		—		—		—		—	—	—	—	—

Adjusted (Non-GAAP)	$296		$453		$206		$1,238		$1,085		$—	$(164)	$(132)	$—	$2,982
Currency	68		17		14		45		4		—	(9)	(7)	—	132

Adjusted @ Constant FX (Non-GAAP)	$364		$470		$220		$1,283		$1,089		$—	$(173)	$(139)	$—	$3,114

% Change - Reported (GAAP)	(54.7)%		17.8%		(16.3)%		1.2%		2.8%		n/m	10.0%	3.6%	n/m	(78.2)%
% Change - Adjusted (Non-GAAP)	(10.8)%		26.9%		10.2%		17.6%		17.8%		n/m	(12.3)%	3.6%	n/m	16.2%
% Change - Adjusted @ Constant FX (Non-GAAP)	9.6%		31.7%		17.6%		21.8%		18.2%		n/m	(18.5)%	(1.5)%	n/m	21.4%

Operating Income Margin
Reported %	7.6%		11.5%		8.9%		13.9%		16.3%						10.8%
Reported pp change	(3.7	)pp	1.7	pp	0.3	pp	2.8	pp	0.4	pp					(31.6	)pp
Adjusted %	11.7%		13.8%		11.9%		19.2%		21.1%						15.6%
Adjusted pp change	0.2	pp	2.8	pp	2.1	pp	3.3	pp	3.2	pp					2.6	pp

	For the Nine Months Ended September 30, 2015
	Latin America		Asia Pacific		EEMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$3,730		$3,278		$2,150		$7,963		$5,151		$—	$—	$—	$—	$22,272
Historical Venezuelan operations	(834)		—		—		—		—		—	—	—	—	(834)
Historical coffee business	—		(33)		(246)		(1,348)		—		—	—	—	—	(1,627)

Adjusted (Non-GAAP)	$2,896		$3,245		$1,904		$6,615		$5,151		$—	$—	$—	$—	$19,811

Operating Income
Reported (GAAP)	$422		$321		$184		$885		$817		$75	$(240)	$(137)	$7,127	$9,454
2012-2014 Restructuring Program costs	—		(1)		—		—		(2)		—	—	—	—	(3)
2014-2018 Restructuring Program costs	106		90		28		237		110		—	56	—	—	627
Acquisition integration costs	—		5		—		—		—		—	—	—	—	5
Remeasurement of net monetary assets in Venezuela	11		—		—		—		—		—	—	—	—	11
Income / costs associated with the JDE coffee business transactions	1		3		19		179		—		—	37	—	—	239
Historical Venezuelan operations	(208)		—		—		—		—		—	—	—	—	(208)
Historical coffee business	—		(13)		(41)		(248)		—		(40)	—	—	—	(342)
Operating income from divestiture	—		(5)		—		—		—		—	—	—	—	(5)
Gain on the JDE coffee business transactions	—		—		—		—		—		—	—	—	(7,122)	(7,122)
Gain on divesiture	—		—		—		—		—		—	—	—	(13)	(13)
Acquisition-related costs	—		—		—		—		—		—	—	—	8	8
Reclassification of equity method investment earnings	—		(43)		(3)		—		(4)		—	—	—	(1)	(51)
Mark-to-market gains / losses from derivatives	—		—		—		—		—		(35)	—	—	—	(35)
Rounding	—		—		—		—		—		—	1	—	—	1

Adjusted (Non-GAAP)	$332		$357		$187		$1,053		$921		$—	$(146)	$(137)	$(1)	$2,566

Operating Income Margin
Reported %	11.3%		9.8%		8.6%		11.1%		15.9%						42.4%
Adjusted %	11.5%		11.0%		9.8%		15.9%		17.9%						13.0%

12